SOLESENCE, INC 8-K

Exhibit 3.1

Delaware	Page 1
The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF “SOLESENCE, INC.”, FILED IN THIS OFFICE ON THE THIRD DAY OF JUNE, A.D. 2025, AT 4:35 O`CLOCK P.M.

2820214 8100	Authentication: 203861879
SR# 20252963635	Date: 06-04-250

You may verify this certificate online at corp.delaware.gov/authver.shtml

STATE OF DELAWARE CERTIFICATE OF CORRECTION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is	Solesence, l nc

2.	A Certificate of Amendment to the Certificate of Incorporation was filed by the Secretary of State of Delaware on March 10, 2025 Said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is as follows: The accent over the first "e" was inadvertently omitted from the spelling of the new name in the Certificate of Amendment.

4.	Article 1 of the Certificate is corrected to read as follows:
The name of the corporation is Solesence, Inc.

By:	/s/ Jess Jankowski
Authorized Officer

Name:	Jess Jankowski, Chief Executive Officer
Print or type

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 P☐ 06/03/2025
FILED 04:35 PM 06/03/225